Exhibit 21.1

Subsidiaries of Thermon Group Holdings, Inc.

Name of Subsidiary	State or Other Jurisdiction of Incorporation or Organization
Thermon Holding Corp.	Delaware
CCI Thermal Technologies Delaware Inc. d/b/a Thermon Heating Systems, Inc.	Delaware
CCI Thermal Technologies Texas Inc. d/b/a Thermon Heating Systems, Inc.	Texas
CCI Thermal Technologies Colorado Inc. d/b/a Thermon Heating Systems, Inc.	Colorado
Thermon Canada Inc.	Nova Scotia, Canada
Thermon Power Solutions, Inc.	Alberta, Canada
Thermon Canada Services, Inc.	Alberta, Canada
Thermon Heating Systems, Inc.	Alberta, Canada
Thermon Industries, Inc.	Texas
1962235 Alberta Ltd.	Canada
Thermon, Inc.	Texas
Thermon Heat Tracing Services, Inc.	Texas
Thermon Heat Tracing Services-I, Inc.	Texas
Industrial Process Insulation, Inc.	Texas
Thermon Heat Tracing Services-II, Inc.	Louisiana
Thermon Latinoamericana, S. de R.L. de C.V.	Mexico DF, Mexico
Thermon Soluções de Aquecimento LTDA	Brazil
Thermon Australia Pty. Ltd.	Australia
Thermon Far East, Ltd.	Japan
Thermon India Pvt. Ltd.	India
Thermon Heat Tracing and Engineering (Shanghai) Co. Ltd.	China
Thermon Korea, Ltd.	Korea
Thermon Europe B.V.	Netherlands
Thermon Deutschland GmbH	Germany
OOO Thermon Eurasia	Russian Federation
Thermon France SAS	France
Thermon U.K. Ltd.	United Kingdom
Thermon South Africa Pty. Ltd.	South Africa
Thermon Middle East, WLL	Bahrain